Exhibit 99.2



                                  PRESS RELEASE



                                              Contact:    Donald Fleming
                                                          Senior Vice President

October 16, 2002                              Contact #:  (718) 697-2813




ANNOUNCEMENT:  STATEN ISLAND BANCORP, INC. INCREASES
               QUARTERLY CASH DIVIDEND BY 8%


STATEN ISLAND, NEW YORK - (NYSE: SIB), Staten Island Bancorp, Inc. (the "Company") announced today that its Board of Directors has declared a cash dividend of $0.13 per share on the Common Stock of the Company, an increase of $0.01 or 8.3% from the cash dividend paid for the second quarter of 2002. The dividend will be payable November 12, 2002 to the stockholders of record at the close of business on October 28, 2002.

Staten Island Bancorp, Inc. is the holding company for SI Bank & Trust. SI Bank & Trust was chartered in 1864 and currently operates 17 full service branches and three limited service branches on Staten Island, New York, and two full service branches in Brooklyn, New York; and 15 full service branches in New
Jersey. SI Bank & Trust also operates SIB Mortgage Corp., a wholly owned subsidiary of SI Bank & Trust, which conducts business under the name of Ivy Mortgage and has offices in 42 states. On September 30, 2002, Staten Island Bancorp had $6.9 billion in total assets and $593.5 million of total stockholders' equity.